Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207893

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	82,225,000	$17.50	$1,438,937,500	$144,901.01

(1)	A filing fee of $144,901.01, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 9, 2015)

71,500,000 Shares

Columbia Pipeline Group, Inc.

Common Stock

We are offering 71,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CPGX.” On December 1, 2015, the last reported sale price of our common stock was $19.05 per share.

Investing in our common stock involves risks. Please see “Risk Factors” beginning on page S-4 for more information regarding risks you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$17.500	$1,251,250,000
Underwriting discount	$0.525	$37,537,500
Proceeds, before expenses, to Columbia Pipeline Group, Inc.	$16.975	$1,213,712,500

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 10,725,000 shares from us, at the price per share set forth above. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement and the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to investors on or about December 7, 2015.

Joint Book-Running Managers

Goldman, Sachs & Co.	Credit Suisse

Barclays	Citigroup	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

BBVA Securities	BNP PARIBAS	BofA Merrill Lynch	Mizuho Securities	Morgan Stanley

MUFG	Scotia Howard Weil

Co-Managers

Academy Securities	Fifth Third Securities	KeyBanc Capital Markets	Piper Jaffray
The Huntington Investment Company		Tuohy Brothers

The date of this prospectus supplement is December 2, 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes a brief description of our business and the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus supplement, the accompanying prospectus, together with any information incorporated by reference, and any free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and accompanying prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying prospectus, nor any sale made under this prospectus supplement and any accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying prospectus is correct as of any date after this prospectus supplement or any accompanying prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus supplement or such accompanying prospectus (or such document previously incorporated by reference herein or therein).

Unless the context requires otherwise, all references in this prospectus supplement to (i) “CPG,” the “Company,” “we,” “us” and “our” refer to Columbia Pipeline Group, Inc. and its consolidated subsidiaries, (ii) “NiSource” refers to NiSource Inc. and its consolidated subsidiaries, (iii) “CEG” refers to Columbia Energy Group and its consolidated subsidiaries, (iv) “CPPL” refers to Columbia Pipeline Partners LP and its consolidated subsidiaries, and (v) “Columbia OpCo” refers to CPG OpCo LP and its consolidated subsidiaries. The overall transaction in which we were separated from NiSource is sometimes referred to in this prospectus supplement as the “Separation.”

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our Internet website at http://www.cpg.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained expressly in this prospectus supplement, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC prior to the termination of the offering under this prospectus supplement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished and not filed with the SEC):

•	Registration Statement on Form 10 originally filed with the SEC on February 6, 2015, as amended and declared effective on June 3, 2015 (the “Form 10”), including without limitation, the description of capital stock contained in the Information Statement, dated June 2, 2015, which forms a part of and is included in the Form 10;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2015 and September 30, 2015; and

•	Current Reports on Form 8-K filed on June 5, 2015, July 2, 2015 and October 6, 2015.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Columbia Pipeline Group, Inc.

Attention: Steven B. Nickerson

Vice President, Deputy General Counsel and Corporate Secretary

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for natural gas storage and transportation services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	restrictions in our existing and any future credit facilities;

•	capital market performance and other factors that may decrease the value of benefit plan assets;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

S-iv

•	the effects of future litigation;

•	the qualification of the Separation as a tax-free distribution;

•	our ability to achieve the benefits that we expect to achieve as an independent publicly traded company;

•	our dependence on NiSource to provide us with certain services following the Separation; and

•	certain factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in the forward-looking statements are those described in “Risk Factors” in this prospectus supplement and in the “Risk Factors” in the Information Statement, dated June 2, 2015, which forms a part of and is included in the Form 10, as updated by our subsequently filed Exchange Act reports, which are incorporated by reference herein.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made, except as required by law.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical and pro forma financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. For information about important risks that you should consider before investing in our common stock, please read “Risk Factors” beginning on page S-4 and “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” in the Information Statement, dated June 2, 2015, which forms a part of and is included in the Form 10, as updated by our subsequently filed Exchange Act reports.

Columbia Pipeline Group, Inc.

We are a growth-oriented Delaware corporation that owns, operates and develops a portfolio of pipelines, storage and related midstream assets.

We own approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation’s largest underground natural gas storage systems, with approximately 300 million dekatherms of working gas capacity, as well as related gathering and processing assets. For the nine months ended September 30, 2015, 94% of our revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, which we refer to as “tracker-related revenues,” was generated under firm revenue contracts. As of September 30, 2015, these contracts had a weighted average remaining contract life of 5.0 years. We own these assets through Columbia OpCo, a partnership between CPPL and our wholly owned subsidiaries CEG and Columbia Hardy Corporation.

Through CEG, we own the general partner of CPPL, as well as all of the subordinated units representing a 46.5% limited partner interest in CPPL and all of the incentive distribution rights in CPPL. CPPL completed its initial public offering on February 11, 2015, selling 53.5% of its limited partner interests. CPPL controls and owns a 15.7% limited partner interest in Columbia OpCo, and CEG owns an 84.3% limited partner interest in Columbia OpCo.

We expect the revenues generated from our businesses will increase as we execute on our significant portfolio of organic growth opportunities. We believe that future internal growth projects will be funded primarily through borrowings under our credit facilities or through additional issuances of debt and equity securities.

We believe that proceeds from this offering, together with cash flow from operations and available borrowings under our $1.5 billion senior revolving credit facility and CPPL’s $500 million senior revolving credit facility, will be sufficient to fund our 2016 cash capital expenditure requirements, while maintaining our targeted credit metrics. We expect that our 2016 cash capital expenditure requirements will be approximately $1.4 billion to $1.6 billion.

On July 1, 2015, NiSource completed the distribution of all of our then-outstanding shares of common stock to holders of NiSource common stock, resulting in two independent energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group, Inc., a company focused solely on natural gas pipeline, midstream and storage activities.

Our principal executive offices are located at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, and our telephone number at that location is (713) 386-3701.

The Offering

The summary below describes the principal terms of our common stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of Capital Stock” for a more detailed description of the terms of our common stock. As used in this section, the terms “us,” “we,” or “our” refer to Columbia Pipeline Group, Inc. and not any of its subsidiaries. Capitalized terms used but not defined in this section have the meaning set forth in “Description of Capital Stock” in the accompanying prospectus.

Issuer	Columbia Pipeline Group, Inc.

Common stock offered by us	71,500,000 shares of our common stock, or 82,225,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.

Common stock outstanding after this offering	389,116,350 shares of our common stock, or 399,841,350 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.(1)

Use of proceeds	The net proceeds from this offering are approximately $1.2 billion, after deducting the underwriting discount and our estimated offering expenses (or $1.4 billion if the underwriters exercise their option to purchase additional shares of our common stock in full). We intend to use the net proceeds from this offering for general corporate purposes, including, together with cash flow from operations and available borrowings under our $1.5 billion senior revolving credit facility and CPPL’s $500 million senior revolving credit facility to fund, directly or indirectly, the capital expenditure requirements of our subsidiaries, which may include making investments in, or other funding arrangements with, CPPL. Pending such use, the net proceeds from this offering will be used to repay in full amounts outstanding under our $1.5 billion senior revolving credit facility and outstanding amounts under our commercial paper program with the remainder to be held as cash or invested in short term securities, or a combination of both. See “Use of Proceeds.”

(1)	Based on 317,616,350 shares of our common stock outstanding as of November 30, 2015. Excludes any shares of common stock issuable under our equity compensation plans subject to anti-dilution, make-whole and other adjustments.

Conflicts of interest	Affiliates of certain of the underwriters are lenders under our $1.5 billion senior revolving credit facility.

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Transfer agent and registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Dividend policy	In July and August of 2015, our board of directors declared dividends of $0.125 per share, which were paid on August 20, 2015 and November 20, 2015, respectively, to common stockholders of record as of July 31, 2015 and October 30, 2015, respectively.

We currently intend to declare quarterly dividends on all outstanding shares of our common stock. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements, cash flows, covenants associated with certain of our debt obligations, which may include maintaining certain debt to capital ratios, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends. See “Dividend Policy and Market for Common Stock.”

NYSE symbol	CPGX

RISK FACTORS

An investment in our common stock involves risks. You should consider carefully the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. Specifically, please read “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” in our Form 10, and our subsequently filed Exchange Act reports. Realization of any of those risks or adverse results from any of the listed matters could have a material adverse effect on our business, financial condition, cash flows and results of operations, and you might lose all or part of your investment. Capitalized terms used but not defined in this section have the meaning set forth in “Description of Capital Stock” in the accompanying prospectus.

Risks Relating to Our Common Stock

The market price of our common stock may be volatile or may decline, which could cause the value of your investment to decline.

The prevailing price of our common stock on the NYSE after this offering may fluctuate substantially and may be higher or lower than the price you have paid in this offering. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results;

•	our payment of dividends, if any;

•	success or failure of our business strategy;

•	our ability to obtain financing as needed;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in laws and regulations affecting our business;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates by securities analysts or our ability to meet our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	future sales of our common stock;

•	overall market fluctuations and general economic conditions.

Stock markets in general have also experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could negatively affect the trading price of our common stock.

The future payment of dividends will be at the sole discretion of our board of directors and will be dependent on several factors. We cannot guarantee the timing, amount or payment of dividends.

All decisions regarding our payment of dividends will be made by our board of directors from time to time in accordance with applicable law. Although we currently expect to pay cash dividends to our stockholders, there can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends. Our ability to pay dividends in the future will depend upon, among other things, our financial condition, earnings, capital requirements, cash flows and covenants associated with certain of our debt obligations, which may include maintaining certain debt to capital ratios, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Our cash available for dividends will principally be generated by our subsidiaries. Because the cash our subsidiaries generate from operations will fluctuate from quarter to quarter, we may not be able to maintain future dividends at the levels we expect or at all. Our ability to pay dividends depends primarily on cash flows, including cash flows from changes in working capital, and not solely on profitability, which is affected by non-cash items. As a result, we may pay dividends during periods when we record net losses and may be unable to pay cash dividends during periods when we record net income. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividend or the amount of such dividend. For more information, see the section entitled “Dividend Policy and Market for Common Stock” in this prospectus supplement.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which limits our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that, with certain limited exceptions, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law, as amended (the “DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware. By purchasing or otherwise acquiring any interest in shares of our capital stock, a stockholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. These provisions may have the effect of discouraging lawsuits against us and our directors and officers.

Provisions of Delaware law and our charter documents may delay or prevent an acquisition of us that stockholders may consider favorable or may prevent efforts by our stockholders to change our directors or our management, which could decrease the value of your shares.

Section 203 of the DGCL and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire us without the consent of our board of directors. See “Description of Capital Stock—Certain Provisions of Delaware Law, Our Charter and Our Bylaws” in the accompanying prospectus. These provisions include the following:

•	the right of our board of directors to issue preferred stock without stockholder approval;

•	a classified board of directors;

•	no cumulative voting;

•	the inability of our stockholders to call a special meeting or act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	a provision that stockholders may only remove directors for cause;

•	the establishment in our certificate of incorporation of the maximum number of directors that constitutes our board;

•	the ability of our directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the board of directors) on our board of directors;

•	the requirement that stockholders holding at least 80% of our voting stock are required to amend certain provisions of our organizational documents; and

•	restrictions on business combinations for a three-year period with a stockholder who becomes the beneficial owner of more than 15% of our common stock without prior board approval.

Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. Further, these provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through unsolicited transactions that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or our management may be unsuccessful.

USE OF PROCEEDS

The net proceeds from this offering are approximately $1.2 billion, after deducting the underwriting discount and our estimated offering expenses (or $1.4 billion if the underwriters exercise their option to purchase additional shares of our common stock in full). We intend to use the net proceeds from this offering for general corporate purposes, including, together with cash flow from operations and available borrowings under our $1.5 billion senior revolving credit facility and CPPL’s $500 million senior revolving credit facility, to fund, directly or indirectly, the capital expenditure requirements of our subsidiaries, which may include making investments in, or other funding arrangements with, CPPL. Pending such use, the net proceeds from this offering will be used to repay in full amounts outstanding under our $1.5 billion senior revolving credit facility with the remainder to be held as cash or invested in short term securities, or a combination of both.

As of October 31, 2015, we had $250.0 million in outstanding borrowings under our $1.5 billion senior revolving credit facility and $65 million outstanding under our commercial paper program. Our $1.5 billion senior revolving credit facility has a termination date of July 2, 2020 and bears interest at our option at either (i) the greatest of (a) the federal funds effective rate plus 0.500 percent, (b) the reference prime rate of JPMorgan Chase Bank, N.A., or (c) the Eurodollar rate which is based on the London Interbank Offered Rate, plus 1.000 percent, each of which is subject to a margin that varies from 0.000 percent to 0.650 percent per annum, according to our credit rating, or (ii) the Eurodollar rate plus a margin that varies from 1.000 percent to 1.650 percent per annum, according to our credit rating. We are also subject to a facility fee that varies from 0.125 percent to 0.350 percent per annum, according to our credit rating. The current borrowings under our revolving credit facility were incurred to fund capital expenditures and for working capital purposes. For a detailed description of our revolving credit facility, please read “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Revolving Credit Agreements” in Part II of our Form 10-Q for the quarter ended September 30, 2015.

Affiliates of certain of the underwriters are lenders under our $1.5 billion senior revolving credit facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our historical consolidated capitalization as of September 30, 2015 and our consolidated capitalization as adjusted to give effect to the issuance of our common stock pursuant to this prospectus supplement and the application of the net proceeds therefrom (assuming the underwriters do not exercise their option to purchase additional shares in this offering).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
	Historical	As adjusted for this offering
	(Unaudited)
	(Dollars in millions)
Cash and cash equivalents	$63.8	$1,051.7

Capitalization:
Short-term borrowings(1)	$245.0	$20.0
Long-term debt(2)	2,746.0	2,746.0

Equity:
Preferred stock, par value $0.01, 80,000,000 shares authorized; 0 shares issued and outstanding, historical	—	—
Common stock, par value $0.01, 2,000,000,000 shares authorized; 317,616,350 shares issued and outstanding, historical; 389,116,350 shares issued and outstanding on an as adjusted basis for this offering	3.2	3.9
Additional paid-in capital	2,634.9	3,847.1
Accumulated deficit	(16.5)	(16.5)
Accumulated other comprehensive loss	(25.3)	(25.3)

Total Columbia Pipeline Group. Inc. equity	2,596.3	3,809.2

Noncontrolling interest	953.3	953.3

Total equity	3,549.6	4,762.5

Total capitalization	$6,540.6	$7,528.5

(1)	As of September 30, 2015, the outstanding borrowings under our $1.5 billion senior revolving credit facility were $225.0 million and $20.0 million under the CPPL $500 million senior revolving credit facility. As of October 31, 2015, the outstanding borrowings under our $1.5 billion senior revolving credit facility were $250.0 million and $20 million under the CPPL $500 million senior revolving credit facility. Amounts outstanding under our commercial paper program were $65 million.
(2)	Net of issue discount of approximately $4.0 million, which will be amortized over the life of our senior unsecured notes issued on May 22, 2015.

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

In July and August of 2015, our board of directors declared dividends of $0.125 per share, which were paid on August 20, 2015 and November 20, 2015, respectively, to common stockholders of record as of July 31, 2015 and October 30, 2015, respectively.

We currently intend to declare quarterly dividends on all outstanding shares of our common stock. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements, cash flows, covenants associated with certain of our debt obligations, which may include maintaining certain debt to capital ratios, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends.

Price Range of Our Common Stock

Our common stock is traded on the NYSE under the symbol “CPGX.” Our common stock started “regular-way” trading on the NYSE on July 2, 2015, following the completion of the Separation. Prior to July 2, 2015, there was no public market for our common stock. Our common stock was traded on a “when-issued” basis starting on June 17, 2015. The following table sets forth, for the periods indicated, the high and low closing prices of our shares as reported by the NYSE since July 2, 2015, the date that our common stock began “regular-way” trading on the NYSE.

	High	Low
Third Quarter 2015 (beginning July 2, 2015)	$31.19	$17.51
Fourth Quarter 2015 (through December 1, 2015)	$22.38	$17.72

On December 1, 2015, the closing price as reported on the NYSE of our shares was $19.05 per share. As of December 1, 2015, we had 22,741 holders of record of our shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address any U.S. federal alternative minimum tax, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. This summary also does not address all tax considerations that may be important to a particular investor in light of the investor’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-exempt retirement plans;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons that hold our common stock as part of a constructive sale;

•	certain former U.S. citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. If you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquiring our common stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of our common stock.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock and you are not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

Distributions

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.”

Subject to the discussion of backup withholding and FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to you on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate (which treaty rate generally may not be less than 10% if we are a USRPHC, as defined below). To receive the benefit of a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. To the extent it is subsequently determined that a distribution was in excess of our current and accumulated earnings and profits, a non-U.S. holder may be able to obtain a refund of some or all of the taxes withheld with respect to such distribution by timely filing an appropriate claim for refund with the IRS.

Dividends paid to you that are effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by you in the United States) generally will be taxable to you on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If you are a non-U.S. corporation, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussions below regarding backup withholding and FATCA (as defined below), you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

If you are described in the first bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

If your gain is described in the second bullet point above (or, subject to the exceptions described in the next paragraph, the third bullet point above), you generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If you are a foreign corporation, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes and that our stock is treated as “regularly traded on an established securities market” (within the meaning of applicable Treasury regulations). Provided that our common stock continues to be regularly traded on an established securities market, you will be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC only if you actually or constructively own, or owned at any time during the shorter of the five-year period ending on the date of the disposition or your holding period for the common stock, more than 5% of our common stock. If our common stock is not regularly traded on an established securities market at any time during the taxable year in which you dispose of our common stock, then regardless of the percentage of our common stock you hold, you will be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 10% withholding tax will apply to the gross proceeds from such disposition.

You are encouraged to consult your tax advisor with respect to the application of the foregoing rules to your ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any distributions made to you must be reported annually to the IRS and to you. Copies of these information returns may be made available to the tax authorities in the country in which you reside or are established. Distributions made to you generally will not be subject to backup withholding if you establish an exemption by properly certifying as to your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by you of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless you establish an exemption by properly certifying as to your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The rules under FATCA are complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with the underwriters named below with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	21,450,000
Credit Suisse Securities (USA) LLC	17,875,000
Barclays Capital Inc.	4,826,250
Citigroup Global Markets Inc.	4,826,250
J.P. Morgan Securities LLC	4,826,250
Wells Fargo Securities, LLC	4,826,250
BBVA Securities Inc.	1,072,500
BNP Paribas Securities Corp.	1,072,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,145,000
Mizuho Securities USA Inc.	1,072,500
Morgan Stanley & Co. LLC	1,072,500
Mitsubishi UFJ Securities (USA), Inc.	1,072,500
Scotia Capital (USA) Inc.	1,072,500
Academy Securities, Inc.	715,000
Fifth Third Securities, Inc.	715,000
KeyBanc Capital Markets Inc.	715,000
Piper Jaffray & Co.	715,000
The Huntington Investment Company	715,000
Tuohy Brothers Investment Research, Inc.	715,000

Total	71,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 10,725,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 10,725,000 additional shares.

	No Exercise	Full Exercise
Per Share	$0.525	$0.525
Total	$37,537,500	$43,168,125

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.315 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and all of our directors and executive officers have agreed with the underwriters not to dispose of or hedge, and we have agreed not to file any registration statement with the SEC relating to, our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase our common stock or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, our common stock or such substantially similar securities, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement will not apply to us with respect to (i) the shares being offered pursuant to this prospectus supplement, (ii) any shares of common stock and substantially similar securities issued pursuant to existing employee stock option, employee purchase, dividend re-investment or equity incentive plans and (iii) any shares of common stock issuable upon the conversion or exchange of convertible or exchange securities outstanding as of the date of this prospectus supplement. This agreement will not apply to our directors and executive officers with respect to, among other things and subject to certain additional limitations, (i) bona fide gifts and (ii) transfers to any trust for the direct or indirect benefit of any director or executive officer or the immediate family of any director or executive officer.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $825,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in those securities and instruments. Those investments and securities activities may involve securities and/or instruments of ours or our affiliates.

In addition, affiliates of certain underwriters are lenders under our $1.5 billion revolving credit facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under those facilities. Certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our common stock. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of their securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus

Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus supplement will be passed upon for us by Vinson & Elkins, L.L.P., Houston, Texas. Certain legal matters with respect to this offering will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York.

EXPERTS

The combined financial statements of our predecessor as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from our registration statement on Form 10 filed with the Securities and Exchange Commission, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s initial public offering of limited partner interests of Columbia Pipeline Partners LP which was completed on February 11, 2015). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Columbia Pipeline Group, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

This prospectus relates to the offer and sale of our common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, depositary shares and warrants, from time to time.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities on a continuous or delayed basis through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement or any of the documents we incorporate by reference before you make an investment in our securities.

Our common stock is traded on the New York Stock Exchange, or the “NYSE,” under the symbol “CPGX.” The last reported sales price of our common stock on the NYSE on November 6, 2015 was $20.62 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used without a prospectus supplement.

The date of this prospectus is November 9, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities offered under this prospectus. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information that you may need to make your investment decision.

We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus and any prospectus supplement is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information that we have previously filed with the SEC that is incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than the date of such document.

Unless the context requires otherwise, all references in this prospectus to (i) “CPG,” the “Company,” “we,” “us” and “our” refer to Columbia Pipeline Group, Inc. and its consolidated subsidiaries, (ii) “NiSource” refers to NiSource Inc. and its consolidated subsidiaries, (iii) “CEG” refers to Columbia Energy Group and its consolidated subsidiaries, (iv) “CPPL” refers to Columbia Pipeline Partners LP and its consolidated subsidiaries, and (v) “Columbia OpCo” refers to CPG OpCo LP and its consolidated subsidiaries. The overall transaction in which we were separated from NiSource is sometimes referred to in this prospectus as the “Separation.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our Internet website at http://www.cpg.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished and not filed with the SEC), including all such documents that we may file with the SEC prior to the termination of the offering under this prospectus:

•	Registration Statement on Form 10 originally filed with the SEC on February 6, 2015, as amended and declared effective on June 3, 2015 (the “Form 10”), including without limitation, the description of capital stock contained in the registration statement;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2015 and September 30, 2015; and

•	Current Reports on Form 8-K filed on June 5, 2015, July 2, 2015, August 3, 2015, October 6, 2015 and November 3, 2015.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Columbia Pipeline Group, Inc.

Attention: Steven B. Nickerson

Vice President, Deputy General Counsel and Corporate Secretary

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, any prospectus supplement and in the documents incorporated by reference include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and in the documents incorporated by reference. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for natural gas storage and transportation services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	restrictions in our existing and any future credit facilities;

•	capital market performance and other factors that may decrease the value of benefit plan assets;

•	the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing and gathering natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation;

•	the qualification of the Separation as a tax-free distribution;

•	our ability to achieve the benefits that we expect to achieve as an independent publicly traded company;

•	our dependence on NiSource to provide us with certain services following the Separation; and

•	certain factors discussed elsewhere in this prospectus.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in the forward-looking statements are those described in “Item 1A. Risk Factors” in the Form 10, and Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated by reference herein.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made, except as required by law.

COLUMBIA PIPELINE GROUP, INC.

Overview

We are a growth-oriented Delaware corporation formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets.

We own approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation’s largest underground natural gas storage systems, with approximately 300 million dekatherms of working gas capacity, as well as related gathering and processing assets. For the nine months ended September 30, 2015, 94% of our revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, which we refer to as “tracker-related revenues,” was generated under firm revenue contracts. As of September 30, 2015, these contracts had a weighted average remaining contract life of 5.0 years. We own these assets through Columbia OpCo, a partnership between our wholly owned subsidiary CEG and CPPL.

We expect the revenues generated from our businesses will increase as we execute on our significant portfolio of organic growth opportunities. We believe that future internal growth projects will be funded primarily through borrowings under our credit facilities or through issuances of debt and equity securities.

On July 1, 2015, NiSource completed the distribution of all of our shares our common stock to holders of NiSource common stock, resulting in two independent energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group, Inc., a company focused solely on natural gas pipeline, midstream and storage activities.

Our principal executive offices are located at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, and our telephone number at that location is (713) 386-3701.

Our Subsidiaries CEG and CPPL

CEG was originally formed as a Delaware corporation in 1926 and currently owns and operates substantially all of our natural gas transmission and storage assets. Through our ownership of CEG, we have achieved a brand name in the energy infrastructure industry and developed strong relationships with producers, marketers and other end-users of natural gas throughout the upstream and midstream industries. In addition, over the past five years, we have implemented internal expansion capital projects totaling over $1.8 billion. We intend to utilize the significant experience of our management team to execute our growth strategy, including the construction, development and integration of additional energy infrastructure assets. We own 100% of CEG.

CPPL is a fee-based, growth-oriented Delaware limited partnership formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets. The business and operations of CPPL are conducted through Columbia OpCo, a partnership between CEG and CPPL. CPPL owns the general partner of Columbia OpCo. Through our wholly owned subsidiary CEG, we own the general partner of CPPL, all of CPPL’s incentive distribution rights and all of CPPL’s subordinated units, which, in the aggregate, represent a 46.5% limited partnership interest in CPPL. CPPL completed its initial public offering on February 11, 2015, selling 53.5% of its limited partnership interests.

CEG is required to offer CPPL the right to purchase its 84.3% limited partnership interest in Columbia OpCo before it can sell that interest to anyone else. Although CPPL has the right of first offer to purchase CEG’s interest in Columbia OpCo, CPPL is not obligated to purchase any additional interest in Columbia OpCo from CEG.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our registration statement on Form 10, as amended, any Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds (after the payment of any offering expenses and/or underwriting discounts and commissions) from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

Our ratio of earnings to combined fixed charges and preference dividends for each of the five years in the period ended December 31, 2014 and for the nine months ended September 30, 2015 is set forth below.

We did not have any shares of preferred stock outstanding as of December 31, 2014 and September 30, 2015, and did not declare and were not otherwise required to pay any dividends on preferred stock during the periods noted in the table below. Accordingly, our ratio of earnings to combined fixed charges and preference dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to combined fixed charges and preference dividends	5.64	7.57	10.21	12.49	11.67	12.15

DESCRIPTION OF CAPITAL STOCK

Overview

The following is a summary of certain provisions of Delaware law and the material terms of our capital stock as contained in our amended and restated certificate of incorporation (“our charter”) and our amended and restated bylaws (“our bylaws”). The following descriptions do not purport to be complete statements of the relevant provisions of our charter, our bylaws or the Delaware General Corporation Law (the “DGCL”). You should refer to our charter and bylaws, which are incorporated by reference, along with the applicable provisions of the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 80,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. As of November 9, 2015, we had 317,616,350 issued and outstanding shares of common stock.

Dividends. Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends. All decisions regarding our payment of dividends will be made by our board of directors from time to time in accordance with applicable law. We expect to establish a dividend payout ratio target, which reflects the percentage of our recurring earnings expected to be paid as dividends.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our charter or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.

In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our certificate of incorporation must be approved by at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. However, the vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to amend certain provisions of our charter, including the provisions relating to the classified board of directors, stockholder action by written consent and stockholder amendment of our bylaws or charter.

Our bylaws may be amended by the vote of at least a majority of our board of directors or the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Other Rights. Subject to the rights of any holders of preferred stock, upon our liquidation, dissolution or winding-up, after payment or provision for payment of our debts and other liabilities, the holders of our common stock are entitled to share ratably in all of our assets available for distribution to our stockholders.

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any other of our securities. There are no subscription rights, conversion rights or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences, limitations and privileges of each series of preferred stock. These rights, preferences, limitations and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects of the issuance of any shares of our preferred stock upon the rights of holders of our common stock might include, among other things:

•	restricting dividends on our common stock,

•	diluting the voting power of our common stock,

•	impairing the liquidation rights of our common stock, and

•	delaying or preventing a change in control without further action by our stockholders.

As of November 9, 2015, no shares of our preferred stock are outstanding.

Certain Provisions of Delaware Law, Our Charter and Our Bylaws

Certain provisions of Delaware law, our charter and our bylaws summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that some stockholders might consider to be in their best interests, including attempts that might result in a premium being paid over the market price for shares of our common stock. These provisions:

•	encourage potential acquirers to deal directly with our board of directors,

•	give our board of directors the time and leverage to evaluate the fairness of the proposal to all stockholders,

•	enhance continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors, and

•	discourage certain tactics that may be used in proxy fights.

Undesignated Preferred Stock. Without any vote or other action by our stockholders, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of CPG. These and other provisions may defer hostile takeovers or delay changes of control of our management.

Classified Board of Directors until the 2018 Annual Meeting of Stockholders. Subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our charter provides for our board of directors to be divided into three classes as nearly equal in size as practicable. The term of the first class of directors will expire upon the election of directors at our 2016 annual meeting of stockholders; the term of the second class of directors will expire upon the election of directors at our 2017 annual meeting of stockholders and the term of the third class of directors will expire upon the election of directors at our 2018 annual meeting of stockholders. Directors elected at the 2016 and 2017 annual meetings of stockholders will hold office until the 2018 annual meeting of stockholders. Commencing with the 2018 annual meeting of stockholders, each director will be elected annually for a term of one year.

No Cumulative Voting. Our charter provides that holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

No Stockholder Action by Written Consent; Special Meetings. Except as otherwise expressly provided by the terms of any series of our preferred stock permitting the holders of such series to act by written consent, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders, and our charter specifically denies the ability of our stockholders to consent in writing to the taking of any action. Further, our charter and our bylaws provide that special meetings may be called only by the Chairperson of our board of directors, our Chief Executive Officer or our board of directors, by resolution adopted by a majority of the entire board of directors.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws prescribe specific information that the stockholder’s notice must contain, including, among other things, information about: (1) any CPG common stock, options, or related derivative instruments owned, directly or indirectly, by the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, and their respective affiliates or associates or others acting in concert therewith; (2) if applicable, the business other than a nomination desired to be brought before the meeting; and (3) if applicable, each person whom the stockholder proposes to nominate for election or reelection to our board of directors. Generally, under our bylaws, to be timely notice must be received at the principal executive offices of CPG not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the specific provisions of our bylaws, stockholders may request inclusion of proposals in our proxy statement pursuant to Rule 14(a)-8 under the Exchange Act or inclusion of nominees in our proxy statement pursuant to other SEC proxy rules.

Removal of Directors. Our charter provides that, subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our stockholders may only remove a director for cause by the affirmative vote of a majority of the voting power of our capital stock.

Size of Board. Our charter provides that the number of directors on our board of directors will be not less than seven nor more than 12, with the exact number of directors to be fixed exclusively by our board of directors, subject to the rights of holders of any series of our preferred stock with respect to the election of directors.

No Stockholder Ability to Fill Director Vacancies. Our charter provides that, subject to the rights of holders of any series of our preferred stock with respect to the election of directors:

•	the number of directors shall be set exclusively by a resolution of the board of directors,

•	a director may be removed from office by our stockholders only for cause and

•	vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of our board of directors.

Supermajority Requirements. Our charter provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, a vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal certain provisions of our charter. In addition, our bylaws provide that certain provisions of our bylaws may only be amended by either the vote of at least a majority of our board of directors or the vote of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Statute. Our charter does not exempt CPG from the application of Section 203 of the DGCL, an anti-takeover law.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder, and, generally, an “interested stockholder” is a person that, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock.

Limitation of Liability of Directors

Our charter limits the personal liability of directors to CPG and our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Choice of Forum

Our charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf,

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders,

•	any action asserting a claim against us arising pursuant to any provision of the DGCL or our charter or bylaws or

•	any action asserting a claim against us pertaining to internal affairs of our corporation.

It is possible that a court of law could rule that the choice of forum provision contained in our charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Indemnification of Directors and Officers

Our charter requires us to indemnify our directors and officers to the fullest extent authorized or permitted by the DGCL, as may be amended. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before the amendment.

A director’s or officer’s right to indemnification to be conferred by our charter includes the right to be paid by CPG the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that the director presents a written undertaking to repay such amount if it is ultimately determined that the director is not entitled to be indemnified by CPG. We will not be obligated to indemnify or advance expenses of any director or officer in connection with any proceeding initiated by such person unless such proceeding was authorized by our board of directors.

We intend to obtain policies that insure our directors and officers and the directors and officers of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NYSE Listing

Our common stock is listed on the NYSE under the ticker symbol “CPGX.”

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock and/or preferred stock. Warrants may be issued independently or together with preferred stock or common stock offered by any prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)	the number of shares of common stock or preferred stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock or preferred stock may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	United States federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock or preferred stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities offered by a prospectus supplement if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Our counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters, dealers or agents will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The combined financial statements of our predecessor as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from our registration statement on Form 10 filed with the Securities and Exchange Commission, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s initial public offering of limited partner interests of Columbia Pipeline Partners LP which was completed on February 11, 2015). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

71,500,000 Shares

Columbia Pipeline Group, Inc.

Common Stock

Prospectus Supplement

December 2, 2015

Joint Book-Running Managers

Goldman, Sachs & Co.	Credit Suisse

Barclays	Citigroup	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

BBVA Securities	BNP PARIBAS	BofA Merrill Lynch	Mizuho Securities Morgan Stanley
MUFG		Scotia Howard Weil

Co-Managers

Academy Securities	Fifth Third Securities	KeyBanc Capital Markets	Piper Jaffray
The Huntington Investment Company		Tuohy Brothers